Exhibit 3: Segment Information - Second Quarter 2008

	Beer - Chile		Beer - Argentina		Non-Alcoholics**		Wine		Spirits		Others
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	46.635	45.393	26.863	13.051	38.247	35.252	20.270	21.832	9.855	9.886	3.125	2.863
Other products	1.385	905	785	78	211	204	1.322	2.041	148	109	0	0
Total	48.020	46.299	27.648	13.130	38.458	35.457	21.592	23.873	10.002	9.995	3.125	2.863
% change	3,7%		110,6%		8,5%		-9,6%		0,1%		9,2%

Cost of sales	(20.980)	(20.071)	(14.456)	(7.721)	(18.554)	(17.836)	(12.527)	(14.649)	(4.621)	(5.602)	(2.508)	(2.046)
% of sales	43,7%	43,4%	52,3%	58,8%	48,2%	50,3%	58,0%	61,4%	46,2%	56,0%	80,2%	71,4%

SG&A	(18.999)	(18.566)	(13.039)	(6.571)	(17.018)	(16.359)	(6.997)	(7.043)	(3.955)	(3.829)	(572)	(468)
% of sales	39,6%	40,1%	47,2%	50,0%	44,3%	46,1%	32,4%	29,5%	39,5%	38,3%	18,3%	16,4%

Operating profit	8.042	7.662	154	(1.163)	2.886	1.262	2.068	2.181	1.426	564	46	349
% change	5,0%		NM		128,7%		-5,2%		152,6%		-86,9%
% of sales	16,7%	16,5%	0,6%	-8,9%	7,5%	3,6%	9,6%	9,1%	14,3%	5,6%	1,5%	12,2%

Depreciation	5.178	5.160	2.065	1.528	2.971	2.625	1.530	1.515	483	418	533	425
Amortization	5	5	149	40	0	0	105	103	12	7	0	0
EBITDA	13.225	12.827	2.367	405	5.857	3.887	3.703	3.798	1.921	989	579	774
% change	3,1%		485,0%		50,7%		-2,5%		94,2%		-25,2%
% of sales	27,5%	27,7%	8,6%	3,1%	15,2%	11,0%	17,1%	15,9%	19,2%	9,9%	18,5%	27,0%

	Beer - Chile		Beer - Argentina*		Non-Alcoholics**		Wine****		Spirits
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
VOLUMES & PRICING
					Total***		Total		Total
Volume (HLs)	912.250	881.188	767.775	501.992	1.164.215	1.066.640	227.752	240.167	51.349	51.963
% change	3,5%		52,9%		9,1%		-5,2%		-1,2%

					Soft Drinks		Chile - Domestic
					785.958	721.618	124.008	125.666
					8,9%		-1,3%
					Nectars		Chile Bottled Exports
					167.909	157.603	91.357	101.477
					6,5%		-10,0%
					Mineral Water
					210.347	187.419	Argentina
					12,2%		12.388	13.024
							-4,9%

* Volumes include exports of 45,674 HL (6,942 HL to Chile) and 38,228 HL (14,286 HL to Chile) in Q2'08 and Q2'07, respectively.
** Includes soft drinks (soft drinks, functional products, energy drinks, ice tea), nectars, mineral and purified water.
*** In unit cases, sales from the soft drinks and mineral water segment totaled 20.5 million and 18.8 million in Q2'08 and Q2'07, respectively.
**** Volumes do not include bulk volumes of 24,037 HL (19,080 HL from Chile exports and 4,957 HL from Argentina) and 33,985 HL (27,555 HL from Chile exports and 6,430 HL from Argentina) in Q2'08 and Q2'07, respectively.

						Total		Total
Price (Ch$ / HL)	51.121	51.514	34.988	25.999	32.852	33.050	89.002	90.902	191.912	190.255
% change (real)	-0,8%		34,6%		-0,6%		-2,1%		0,9%

					Soft Drinks		Chile - Domestic
					31.765	31.773	60.909	58.179
					0,0%		4,7%
					Nectars		Chile Bottled Exports
					44.261	45.648	118.202	126.405
					-3,0%		-6,5%
					Mineral Water
					27.810	27.372	Argentina
					1,6%		154.875	130.017
							19,1%